Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR ANNOUNCES SHARE REPURCHASE PROGRAM Follows Termination of Possible TDS Offer for U.S. Cellular

CHICAGO - Mar. 6, 2007 - The board of directors of United States Cellular Corporation [AMEX:USM] has authorized the repurchase of up to 500,000 Common Shares of U.S. Cellular from time to time through open market purchases, block transactions, private transactions or other methods. This authorization will expire on March 6, 2010. The share repurchase plan will offset dilution, primarily from employee stock-based incentive compensation plans, preventing a tax deconsolidation that could occur if Telephone and Data Systems, Inc.'s [AMEX:TDS, TDS.S] ownership of U.S. Cellular fell below 80 percent. This authorization is in addition to U.S. Cellular's existing de minimis share repurchase authorization that permits the repurchase of approximately 170,000 shares in each fiscal quarter. There is no expiration date for the de minimis share repurchase program.

On March 5, 2007, TDS, U.S. Cellular's parent company, ended activity related to its possible offer to acquire all of the Common Shares of U.S. Cellular that it does not already own. TDS currently owns approximately 80.7 percent of U.S. Cellular common stock. On Feb. 18, 2005, TDS announced that it might at some point in the future make an offer to issue its Special Common Shares in exchange for all of the remaining Common Shares of U.S. Cellular which are not owned by TDS. The intended purpose of such a transaction was to make U.S. Cellular a wholly-owned subsidiary of TDS.

To consider a possible transaction, if and when one was announced by TDS, the U.S. Cellular board established a special committee of U.S. Cellular directors that are not directors or executive officers of TDS. The special committee has been dissolved following TDS' announcement that it has ended activities related to a possible offer to acquire U.S. Cellular Common Shares.

About U.S. Cellular
As of Dec. 31, 2006, U.S. Cellular, the nation's sixth-largest wireless service carrier, employed 8,100 people and provided wireless service to 5.8 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in competition in the markets in which the company operates; changes in the overall economy; changes due to industry consolidation; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded our debt securities by accredited ratings organizations; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company's markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by U.S. Cellular to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about U.S. Cellular, visit: www.uscellular.com.